Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 9, 2011, relating to the financial statements and financial statement schedules of Excel Trust, Inc. and Excel Trust Inc., Predecessor appearing in the Annual Report on Form 10-K of Excel Trust, Inc. for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, CA

May 6, 2011